For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
THIRD QUARTER FISCAL YEAR 2007 RESULTS

Mountain View, CA—July 26, 2007—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its third fiscal quarter ended June 30, 2007 were $8.5 million, compared to $10.8 million in the comparable quarter in fiscal 2006.

After non-cash, pre-tax stock option costs of approximately $873,000, the Company reported a net loss of $2.3 million or $0.17 cents per diluted share. In the same period a year ago, the Company reported net income of approximately $1.1 million, or 7 cents per diluted share, after approximately $748,000 in non-cash, pre-tax stock option expenses.

“I believe our results are indicative of an overall weakness in the market resulting from customer consolidation and a slow down in the rate of technology change in the telecom industry,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “There do appear to be opportunities ahead, and we are positioning our products, sales and engineering support teams to capture that new business as it emerges.”

Catapult Communications will be discussing its third quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 706-7749 or (617) 614-3474 and provide conference ID# 35111497 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on August 3, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 31072358.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, WiMAX, 4G/3G/2.5G/2G UMTS, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in Ireland, the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia, the Philippines and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Products	$4,839	$6,996	$17,464	$22,444
Services	3,636	3,793	11,171	11,110

Total revenues	8,475	10,789	28,635	33,554

Cost of revenues:
Products	1,400	1,142	3,818	3,575
Services	765	908	2,367	2,926
Amortization of purchased technology	13	171	37	514

Total cost of revenues	2,178	2,221	6,222	7,015

Gross profit	6,297	8,568	22,413	26,539

Operating expenses:
Research and development	3,463	3,543	9,748	10,058
Sales and marketing	4,177	4,423	12,409	13,205
General and administrative	2,281	2,391	6,759	7,139

Total operating expenses	9,921	10,357	28,916	30,402

Operating loss	(3,624)	(1,789)	(6,503)	(3,863)
Interest income	825	751	2,472	1,991
Other income (expense), net	(81)	3	1,747	56

Loss before income taxes	(2,880)	(1,035)	(2,284)	(1,816)
Provision for (benefit from) income taxes	(541)	(2,091)	435	(2,226)

Net income (loss)	$(2,339)	$1,056	$(2,719)	$410

Net income (loss) per share:
Basic	$(0.17)	$0.07	$(0.19)	$0.03

Diluted	$(0.17)	$0.07	$(0.19)	$0.03

Shares used in per share calculation:
Basic	13,739	14,801	13,938	14,776

Diluted	13,739	14,887	13,938	14,935

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2007	2006
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$63,023	$70,134
Accounts receivable, net	6,963	9,696
Inventories	3,156	3,484
Other current assets	1,980	1,677

Total current assets	75,122	84,991
Property and equipment, net	1,670	1,912
Goodwill and other intangibles	49,555	49,610
Other assets	3,068	294

Total assets	$129,415	$136,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$4,140	$4,592
Deferred revenue	6,933	7,703

Total current liabilities	11,073	12,295
Deferred revenue, long-term portion	490	256
Deferred taxes and other liabilities, long-term	3,908	2,524

Total liabilities	15,471	15,075

Total stockholders’ equity	113,944	121,732

Total liabilities and stockholders’ equity	$129,415	$136,807